Exhibit 10.1

October 26, 2017

Matthew Kapusta

38 Devon Road

Chestnut Hill, MA  02467

Dear Matt:

We refer to the employment agreement dated December 9, 2014, between uniQure, Inc.  (together with all of its affiliates, the “Company”) and you (the “Employment Agreement”), by which you have served as Chief Financial Officer of the Company; to the letter agreement dated October 19, 2016 setting out your compensation arrangements in the role of interim Chief Executive Officer; and to the amendment to your Employment Agreement dated March 14, 2017 setting out your compensation arrangements in the role as Chief Executive Officer.

The Board of Directors of uniQure N.V. (the “Board”) is pleased to offer you the following amendments and supplements to your Employment Agreement (all terms used but not defined herein shall be as defined in the Employment Agreement):

1.	Section 9.6 (c) of the Employment Agreement shall be replaced in its entirety with the following:

“Separation Benefits.

c.Should Executive experience a termination of employment during the Employment Period pursuant to Section 9.1(i), then, in addition to the Accrued Benefits, Executive shall be entitled to:

1.	a lump sum payment equal to two times Executive’s then-current Base Salary (less necessary withholdings and authorized deductions) to be paid no later than sixty (60) days after the termination date;
2.	the Continuation Health Benefit as set out in 9.6.b(2), except that the term shall be extended for eighteen (18) months, rather than twelve (12);
3.	a Bonus paid at target for the year of termination, as set forth in and subject to Section 4.3, pro-rated in relation to the Executive’s termination date;
4.	a lump sum representing two times the Executive’s Bonus paid at target as set forth in and subject to Section 4.3 to be paid no later than sixty (60) days after the termination date; and
5.	accelerated vesting of any and all equity awards which remain unvested as of Executive’s termination date.

The Company and Executive agree that any severance payments provided for in this section 9.6 do not result in extending employment beyond the termination date.”

All payments under this agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this agreement all federal, state, and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  You shall be solely responsible for all federal, state, and local taxes due with respect to any payment received under this agreement or otherwise in connection with your employment.

With the exception of the changes stated above, the terms and conditions of employment set out in your Employment Agreement remain the same.  This letter shall form a part of the Employment Agreement and shall be governed by the terms of the Employment Agreement.

Best regards,

/s/ Philip Astley-Sparke

Philip Astley-Sparke

Chairman of the Board of Directors

This letter, the letter dated March 14, 2017, and my Employment Agreement, together, constitute the entire agreement between the Company and me with respect to my employment with the Company and may not be altered or amended unless in writing and signed by both parties.

/s/ Matthew Kapusta_______________

Matthew Kapusta

October 26, 2017__________________

Date